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                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Engineered Support Systems, Inc. 1998 Stock Option Plan of our report dated December 5, 1997, which appears on page 15 of the 1997 Annual Report to Shareholders of Engineered Support Systems, Inc., which is incorporated by reference in Engineered Support Systems, Inc.'s Annual Report on Form 10-K for the year ended October 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears as Exhibit 24 of such Annual Report on Form 10-K.


/s/ Price Waterhouse LLP
------------------------


Price Waterhouse LLP
St. Louis, Missouri
May 15, 1998


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